EXHIBIT 10.1

                     AFFLIATE AGREEMENT DATED JULY 15, 2005

                               AFFILIATE AGREEMENT

         This Agreement entered into as of the Effective Date by and between Link Plus Corporation and Axiometric, LLC.

                                    RECITALS

         WHEREAS, Axiometric has developed certain computer software including wireless mesh networking technology and AMR devices and systems;

         WHEREAS, LKPL has developed certain radio devices and systems along with hardware manufacturing capacities and plans to develop AMR devices and systems;

         WHEREAS, LKPL and Axiometric believe it will be in their mutual best interests to cooperate in further developing AMR product suites by creating a preferred provider relationship between themselves;

         WHEREAS, LKPL and Axiometric entered into a Letter of Intent dated May 3, 2005, and now desire to further describe their relationship as initially set forth in the non-binding portions of that Letter of Intent.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the fees to be paid in connection therewith, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS

         1.1 Throughout this Agreement, and unless the context otherwise requires, the terms shown on Exhibit A (whether or not capitalized) shall have the meanings there specified. If other terms are defined in the text of this Agreement, then throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

2.       OFFICE SPACE

         2.1 During the term of this Agreement, LKPL will provide Axiometric with a license to use office space in LKPL's corporate facility in Columbia, Maryland, free of charge.

         2.2 LKPL will allow Axiometric to use enough office space for two individuals and associated equipment in locations convenient for LKPL's purposes for as long as that space is available and not needed by LKPL for its own purposes. Axiometric will have access to LKPL's telephone system, internet connections, conference room, and printers.

         2.3 If LKPL requires space used by Axiometric for LKPL's own purposes, then LKPL will attempt in good faith but without having any obligation to continue to provide Axiometric with comparable space. If LKPL deems itself unable to continue to provide Axiometric work space without expanding LKPL's facilities, and if LKPL determines it will be in its own best interests to expand its facilities, then LKPL will afford Axiometric the opportunity to lease space in the new facilities under a mutually acceptable separate commercial rental agreement. If Axiometric does not then wish to rent office space from LKPL, then LKPL may terminate Axiometric's license to use work space in LKPL's facility upon 60 days notice.

         2.4 Axiometric shall be solely responsible for providing all equipment, furniture, supplies and other personal property that Axiometric deems appropriate to operate its business. LKPL will have no obligation to provide any special facilities or infrastructure unless otherwise negotiated.

         2.5 LKPL will have no liability whatsoever for any of Axiometric's equipment, furniture, supplies or other personal property; Axiometric will use the space at its sole risk.

         2.6 Axiometric will have the right to terminate the license to use the office space and to move out of the office space at any time upon two weeks notice.

         2.7 Axiometric must at all times use the office space strictly in accordance with terms and conditions stated in LKPL's lease for the space.

         2.8 Axiometric must indemnify and hold LKPL and its officers, directors, stockholders, agents, contractors, employees and guests (collectively, the "Indemnified Parties") harmless from and against any and all Loss that the Indemnified Parties may incur arising from or relating to Axiometric use of the office space, including but not limited to any Loss suffered by the Indemnified Parties as a result of any negligent acts or omissions of Axiometric, its employees, agents, contractors and representatives, or anyone else working under Axiometric or in the office with the permission of Axiometric.


3.       AUTOMATIC METER READING

         Axiometric and LKPL agree to jointly pursue accessing and commercially penetrating the AMR market by developing a suite of qualified and commercially marketable product suites for that market, marketing and selling that suite of products. The following shall be the general roles and responsibilities of the two companies with respect to AMR efforts:

         3.1      AMR Products

                  3.1.1 Water Meter Development: Axiometric and LKPL are jointly developing an AMR product for remote reading of residential water utility meters (hereafter the Water Meter). The Water Meter is a hardware device with integral software. The software includes, under license, the Axiometric wireless mesh networking intellectual property. The Water Meter is capable of interfacing with a variety of water meter registers, recording water usage, logging various exceptional conditions, and reporting them via a radio link. The Water Meter is also capable of forming a mesh network with other Water Meters to extend the radio reporting range using the aforementioned Axiometric mesh networking intellectual property. The Water Meter software and hardware are based on existing Axiometric electric meter AMR hardware and software products; joint ownership of the Water Meter does not convey joint ownership of those existing products or of the mesh networking intellectual property.

                           New software and hardware designs and intellectual property developed in the course of the Water Meter development are jointly owned; specifically, the algorithms used to collect data directly from a Water Meter using a point-to-point link (drive-by data collection), the specific hardware designs related to water register interface, battery power management, and other intellectual property specifically described and mutually agreed in writing as amendments to this Agreement. Joint ownership conveys to each party individually the right to use, sell, modify, and create derived works from said intellectual property, as well as the right to sub-license these rights to others.

                  3.1.2 Energy AMR Product Suite: Axiometric has developed an AMR product suite for use in energy (electric) metering consisting of a meter insert for interfacing to energy meters, recording usage and exceptional conditions, and transmitting the information via radio to a central collector. Axiometric has also developed mesh networking intellectual property to allow the meter inserts to relay information from insert to insert thus extending the range and reliability of such information transmissions. Axiometric has also developed a central collection unit (hereafter Mesh Controller or Gateway) capable of collecting usage and other information from a large number of meter inserts and relaying that information onto another communications medium (radio, GSM, etc.) for delivery to a processing system. Axiometric has also developed processing software for recording the collected data to a database, presenting and managing that information, and exporting the data to other processing systems. This collection of products forms an energy metering (electric) AMR Product Suite that is owned by Axiometric.

                  3.1.3 Axiometric and LKPL may develop other AMR Product Suites (e.g. for gas metering) and ownership of those AMR Product Suites will be held individually by the developer of the suite or jointly if mutually agreed to in writing.

         3.2 Marketing and Sales: Regardless of ownership and in order to coordinate marketing and prevent overlap and confusion by customers and potential customers, all sales and marketing shall be conducted as follows:

                  3.2.1 Axiometric shall have the exclusive right to market and sell AMR Product Suites to entities whose corporate headquarters are physically located in the United States and U.S. territories with the exception of Datamatic as defined in 3.3.1 and 3.3.2 below

                  3.2.2 LKPL shall have the exclusive right to market and sell AMR Product Suites to Datamatic LTD, a Plano TX corporation (hereafter Datamatic).

                  3.2.3 LKPL shall have the exclusive right to market and sell AMR Product Suites to entities whose corporate headquarters are physically located outside the United States and its territories.

                  3.2.4 The proceeds of all sales shall be distributed pursuant to the terms of this Agreement as set forth in Section 3.3 below.

         3.3 Proceeds: As a result of the different ownership interests, marketing relationships, and this Agreement, the proceeds of sales of AMR Product Suites shall be as follows unless otherwise mutually agreed in writing:

                  3.3.1 For sales of Water Meter AMR Product Suites to Datamatic, LKPL shall set the price of Water Meter AMR Product Suite sales to Datamatic. LKPL shall pay Axiometric the higher of a) five-percent (5%) of the Gross Proceeds or b) twenty-five-percent (25%) of the Net Proceeds of all Water Meter AMR Product Suite sales.

                  3.3.2 For sales of Electric Meter AMR Product Suites to Datamatic, Axiometric shall set the price of Electric Meter AMR Product Suite sales to Datamatic. LKPL shall pay Axiometric Net Proceeds less the higher of
                           a) five-percent (5%) of the Gross Proceeds or b) twenty-five-percent (25%) of the Net Proceeds.

                  3.3.3 For sales of AMR Product Suites by LKPL, other than sales to Datamatic as defined above: LKPL shall pay Axiometric the higher of:

                           a) five-percent (5%) of the Gross Proceeds OR
                           b) twenty-percent (25%) of the Net Proceeds

                  3.3.4 For sales of AMR Product Suites by Axiometric, other than sales to Datamatic as defined above, and other than AMR product suites for use in electric/energy metering: Axiometric shall pay LKPL the higher of:

                           a) five-percent (5%) of the Gross Proceeds OR
                           b) twenty-percent (25%) of the Net Proceeds

                  3.3.5 Payments to Axiometric for sales of the AMR Product Suite shall be in lieu of any licensed IP Royalty payments for those products.

         3.4 Manufacturing: During the term of this Agreement, Axiometric shall issue a Request for Manufacture (RFM) for any AMR hardware to be sold by Axiometric under the terms of this Agreement. The RFM shall specify delivered product cost, credit requirements, delivery schedules, warranty service, quality using industry standard terms, and other industry standard manufacturing requirements. As the preferred manufacturer, LKPL shall have first right of refusal on all such RFMs. If LKPL does not respond to an RFM within thirty
                  (30) days, or cannot provide competitive terms (such as cost, credit, quality, schedule), Axiometric will be free to award the manufacturing contract to an alternate manufacturer.

         3.5 Payments: As defined in section 3.3 above, selling parties may owe the other party some portion of the Proceeds. The payment of amounts owed shall be performed as follows:

                  3.5.1 Payments due shall be made within 45 days of the close of each calendar quarter.

                  3.5.2 Payments that are not received within thirty (30) days after their due date will bear interest at the rate of twelve percent (12.0%) per annum compounded monthly from the due date until such payment is received.

                  3.5.3 Payments not received within sixty (60) days after their due date will be considered a material breach of this Agreement and the party due payment may pursue any and all legal action to recover the payment and reasonable legal fees incurred in the pursuit of said payment.

                  3.5.4 Both parties are entitled to reports of sales and to conduct periodic audits to ensure accuracy of Payments as follows:

                           a. Each party will provide to the other a quarterly report (in hard copy and electronic copy (if applicable)) showing the AMR Product Suite sales including the Gross Proceeds and the Production Costs.

                           b. Each party shall have the right to conduct an audit after the end of each calendar year to verify the accuracy of the other party's quarterly reports for that year, provided the audit must be initiated no later than June 30th of each year, and that if no such audit is conducted, then the quarterly reports for that year will be deemed accurate.

                           c. In the event a Payee's audit shows that the Gross Proceeds or Production Costs of the Payor resulted in an under-payment to the Payee, then the Payor shall have the right, at the Payor's cost, to have its own auditor verify the Payee's audit. If the Payor audit confirms the report of the Payee's auditor, then the Payor will pay the deficiency within fifteen (15) days from the time Payee invoices for the deficiency.

                           d. In the event a Payee's audit shows that the Gross Proceeds or Production Costs of the Payor resulted in an under-payment of more than three percent (3.0%) to the Payee, then the Payor shall have the right, at the Payor's cost, to have its own auditor verify the audit. If the Payor audit confirms the report of the Payee's auditor, then the Payor will pay the deficiency and the cost of the Payee's audit within fifteen (15) days from the time Payee invoices for those fees and provides standard proof of the time and expenses incurred.


4.       RELATIONSHIP OF THE PARTIES

         4.1 The parties will be joint venturers only as to those activities that they jointly undertake for the AMR market as described in section 3 above; otherwise they shall be independent of each other, with full control over their respective activities without the need to account to the other, and independent contractors as to all work performed under separate agreements. Even though the parties will be joint ventureres as to the AMR market, neither party will have the right to bind the other in any way without the other party's express consent, and this Agreement shall not otherwise be construed to make any party the agent, assignee, employee, fiduciary, investor, joint venturer, partner, or representative of any other party.

5.       TERM

         This Agreement will remain in force for perpetuity or until and unless otherwise mutually agreed or amended in writing by both parties.

6.       NOTICES

         All notices and communications required or permitted to be given under this Agreement will be deemed given after receipt when sent by United States Postal Service as registered or certified mail, postage prepaid, and addressed to the other party at the notice addresses set forth on the signature page (unless by such notice a different person or address shall have been designated)

7.       ADDITIONAL PROVISIONS.

         7.1 This Agreement may not be assigned in whole or in part by either party without prior written consent of the other.

         7.2 All actions, cases, suits and proceedings in connection with this Agreement shall be brought in Maryland. All persons affected by this Agreement specifically consent to the personal jurisdiction of and venue in said courts. No action, case, suit or proceeding, regardless of form, arising out of or related to this Agreement, may be brought by either party more than one (1) year after the cause of action has arisen, or in the case of nonpayment, more than two (2) years from the date of the last payment. ALL ACTIONS, CASES, SUITS AND PROCEEDINGS SHALL BE HEARD WITHOUT A JURY. ALL PERSONS AFFECTED BY THIS AGREEMENT SPECIFICALLY WAIVE ALL RIGHT TO A TRIAL BY JURY AND SPECIFICALLY CONSENT TO THE PERSONAL JURISDICTION OF AND VENUE IN SAID COURTS.

         7.3 If suit or action is instituted to enforce any of the terms of this Agreement, then the prevailing party shall be entitled to recover from the other party such sums as the Court may adjudge reasonable as attorney's fees at trial on or appeal of such suit or action, in addition to all other sums provided by law.

         7.4 This Agreement shall be construed and governed in accordance with the laws of the State of Maryland regardless of the place or places of its physical execution and performance.

         7.5 This Agreement includes all Recitals, attachments, exhibits, schedules, the Software License Agreement, and contains the entire agreement of the parties. It may not be changed orally but only by agreement in writing signed by the party against whom enforcement of any amendment, waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, LKPL and Axiometric have executed this Agreement below.

LINK PLUS CORPORATION                       AXIOMETRIC, LLC


By:                                         By:
   ---------------------------                 --------------------------------
    Robert L. Jones, Jr.                          Frank Moody
    Chairman, CEO                                 Managing Director

Notice Addresses:

Link Plus Corporation
6996 Columbia Gateway Drive, Suite 104
Columbia, MD 21046
Attention: Chief Operating Officer

Axiometric, LLC
10718 Vista Road
Columbia, MD 21044

                        EXHIBIT A - SELECTED DEFINITIONS

"Axiometric" means Axiometric, LLC. a Maryland limited liability company, having a principal place of business at 10718 Vista Road, Columbia, Maryland 21044.


"Effective Date" means July 15, 2005.

"Inventions" include creations, discoveries, hardware, inventions, prototypes, product suites, software, works of original authorship, and other intellectual property.

"AMR Product Suite" is a collection of hardware and software products that together allow a utility to record, transmit, collect, and process utility (e.g. gas, water, electric) customer usage data and exceptional conditions.

"LKPL" means Link Plus Corporation, a Delaware corporation having a principal place of business at 6996 Columbia Gateway Drive, Columbia, Maryland, 21046

"Loss" includes actions, claims, costs, debts, demands, encumbrances, expenses (including all reasonable attorneys fees, costs and litigation expenses), fines, liens, liabilities and obligations.

"Gross Proceeds" means the actual sums collected for the sale of any and all products in an AMR Product Suite.

"Net Proceeds" means the Gross Proceeds less the Production Cost (as defined below).

"Production Cost" means actual cost (including reasonable and competitive allowances for: materials, labor, overhead, other fixed costs, delivery, profit, taxes and duties) incurred in manufacturing and delivering AMR products. Reasonable and competitive is defined as being at or below the costs of competing manufacturers with similar capabilities manufactured under similar terms.

"Royalty" means the royalty payable by LKPL to Axiometric under the Software License Agreement between the parties.